STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                  DELIVERED 05:56 PM 04/22/2004
                                                     FILED 05:47 PM 04/22/2004
                                                   SRV 040296313 - 3794098 FILE

                          CERTIFICATE OF INCORPORATION
                                       OF
                        BLACKHAWK CAPITAL GROUP BDC INC.

I, THE UNDERSIGNED, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST: The name of the Corporation is Blackhawk Capital Group BDC Inc.

SECOND: Its registered office is to be located at Suite 606, 1220 N. Market Street, Wilmington, DE 19801, County of New Castle. The name of the registered agent at such address is Registered Agents, Ltd.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The amount of total authorized capital stock of the corporation is one billion fifteen million (1015000000). One billion shares are to be common shares with a par value of 0.00001 and fifteen million shares arc to be preferred shares with a par value of 0.00001.

FIFTH: The incorporator oft he CORPORATION IS Churts Sweltz, w hose m ailing address is Suite 606,1220 N. Market St., Wilmington, DE 19801.

SIXTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages from breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation thereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: The powers of the incorporator are to terminate upon filing of this Certificate. The name and mailing address of the person(s) who will serve as the initial director's) until the first annual meeting of the stockholders of the corporation, or until a successor's) is elected and qualified are:

                                Craig A. Zabala
                                P.O. Box 360
                                Prince Street Station
                                New York, NY 10012

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is their act and deed on this twenty-second day of April, 2004.

                                                /s/ Curtis Sweltz
                                                ---------------------
                                                Curtis Sweltz
                                                INCORPORATOR